Exhibit 99.15

Ferrellgas, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

As of April 30, 2009 and July 31, 2008

FERRELLGAS, INC. AND SUBSIDIARIES

Table of Contents

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

Page

Condensed Consolidated Balance Sheets – April 30, 2009 and July 31, 2008	1
Notes to Condensed Consolidated Balance Sheets	2

FERRELLGAS, INC. AND SUBSIDIARIES
(a wholly-owned subsidiary of Ferrell Companies, Inc.)
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)
	April 30,	July 31,
ASSETS	2009	2008
Current assets:
Cash and cash equivalents	$13,650	$17,495
Accounts and notes receivable, net	168,934	145,081
Inventories	109,998	152,301
Price risk management assets	57	26,086
Prepaid expenses and other current assets	14,635	10,933

Total current assets	307,274	351,896
Property, plant and equipment, net	717,551	731,179
Goodwill	483,147	483,147
Intangible assets, net	214,243	225,273
Other assets, net	18,612	18,687

Total assets	$1,740,827	$1,810,182

LIABILITIES AND STOCKHOLDER’S DEFICIENCY

Current liabilities:
Accounts payable	$81,991	$71,348
Short-term borrowings	41,580	125,729
Price risk management liabilities	33,835	7,336
Other current liabilities	252,066	100,515

Total current liabilities	409,472	304,928
Long-term debt	848,295	1,034,719
Deferred income taxes	3,090	5,903
Other liabilities	17,246	18,651
Contingencies and commitments (Note G)	—	—
Minority interest	429,588	358,706
Parent investment in subsidiary	150,500	152,006
Stockholder’s deficiency:
Common stock, $1 par value;
10,000 shares authorized; 990 shares issued	1	1
Additional paid-in-capital	22,342	20,714
Note receivable from parent	(144,909)	(144,926)
Retained earnings	39,192	40,938
Accumulated other comprehensive income (loss)	(33,990)	18,542

Total stockholder’s deficiency	(117,364)	(64,731)

Total liabilities and stockholder’s deficiency	$1,740,827	$1,810,182

FERRELLGAS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED BALANCE SHEETS
April 30, 2009
(Dollars in thousands, unless otherwise designated)
(unaudited)

A.	Organization and formation

The accompanying condensed consolidated balance sheets and related notes present the condensed consolidated financial position of Ferrellgas, Inc. (the “Company”) and its subsidiaries which include its general partnership interest in both Ferrellgas Partners, L.P. (“Ferrellgas Partners”) and Ferrellgas, L.P. (the “operating partnership”). The Company is a wholly-owned subsidiary of Ferrell Companies, Inc. (“Ferrell” or the “Parent”).

The condensed consolidated balance sheets of the Company reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the interim periods presented. All adjustments to the consolidated balance sheets were of a normal, recurring nature. The information included in this Report should be read in conjunction with the consolidated financial statements and accompanying notes as set forth in the Company’s consolidated financial statements for fiscal 2008.

B. Summary of significant accounting policies

(1) Nature of operations:
The Company is a holding entity that conducts no operations and has three subsidiaries, Ferrellgas Partners, Ferrellgas, L.P. and Ferrellgas Acquisitions Company, LLC (“Ferrellgas Acquisitions Company”).

The Company owns a 1% general partner interest in Ferrellgas Partners and an approximate 1% general partner interest in the operating partnership. The operating partnership is the only operating subsidiary of Ferrellgas Partners. The Company owns a 100% equity interest in Ferrellgas Acquisitions Company. Limited operations are conducted by or through Ferrellgas Acquisitions Company, whose only purpose is to acquire the tax liabilities of acquirees of Ferrellgas Partners. Ferrellgas is engaged primarily in the distribution of propane and related equipment and supplies in the United States. The propane distribution market is seasonal because propane is used primarily for heating in residential and commercial buildings. Ferrellgas serves approximately one million residential, industrial/commercial, portable tank exchange, agricultural, wholesale and other customers in all 50 states, the District of Columbia and Puerto Rico.

(2) Accounting estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from these estimates. Significant estimates impacting the condensed consolidated balance sheets include accruals that have been established for contingent liabilities, pending claims and legal actions arising in the normal course of business, useful lives of property, plant and equipment assets, residual values of tanks, capitalization of customer tank installation costs, amortization methods of intangible assets, valuation methods used to value sales returns and allowances, allowance for doubtful accounts, financial derivative contracts and stock and unit-based compensation calculations.

(3) Accounts receivable securitization:
The Company has agreements to transfer, on an ongoing basis, a portion of its trade accounts receivable through Ferrellgas Receivables, LLC (“Ferrellgas Receivables”), an accounts receivable securitization facility that is a wholly-owned unconsolidated special purpose entity. The Company retains servicing responsibilities as well as a retained interest in the transferred receivables. The Company also holds a note receivable from Ferrellgas Receivables to the extent that expected cash proceeds from the sales of accounts receivable to Ferrellgas Receivables have not been received. The Company has no other continuing involvement with the transferred receivables, other than servicing the receivables. The related receivables are transferred from the condensed consolidated balance sheets and a retained interest and note receivable are recorded for the amount of receivables sold in excess of cash received and a related loss on the transfer is recorded, which represents the discount on the sale. The retained interest and note receivable are included in “Accounts and notes receivable, net” in the condensed consolidated balance sheets.

The Company determines the fair value of its retained interest and note receivable based on the present value of future expected cash flows using management’s best estimates of various factors, including credit loss experience and discount rates commensurate with the risks involved. These assumptions are updated periodically based on actual results; therefore, the estimated credit loss and discount rates utilized are materially consistent with historical performance. Due to the short-term nature of the Company’s trade receivables, variations in the credit and discount assumptions would not significantly impact the fair value of the retained interests and note receivable. See Note D – Accounts and notes receivable, net and accounts receivable securitization – for further discussion of these transactions.

(4) New accounting standards:
Statement of Financial Accounting Standards (“SFAS”) No. 161 “Disclosures about Derivative Instruments and Hedging Activities, an Amendment to FASB Statement No. 133” enhances disclosure requirements for derivative instruments and hedging activities. The adoption of this statement effective February 1, 2009 did not have a significant impact on the Company’s financial position. See additional disclosures relating to commodity derivative and financial derivative transactions in Note F – Derivatives.

SFAS No. 157, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of this statement effective August 1, 2008 did not have a significant impact on the Company’s financial position. See disclosure of the Company’s fair value measurements commodity derivative and financial derivative transactions in Note F – Derivatives.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” provides entities the irrevocable option to elect to carry most financial assets and liabilities at fair value. The adoption of this statement was effective August 1, 2008; however, the Company has not elected the fair value option for any of its financial assets or liabilities.

SFAS No. 141(R) “Business Combinations” (a replacement of SFAS No. 141, “Business Combinations”) establishes principles and requirements for how the acquirer in a business combination recognizes and measures the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, how the acquirer recognizes and measures goodwill or a gain from a bargain purchase (formerly negative goodwill) and how the acquirer determines what information to disclose. This statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the potential impact of this statement.

SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements” establishes accounting and reporting standards for the noncontrolling interest (formerly minority interest) in a subsidiary and for the deconsolidation of a subsidiary and it clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company is currently evaluating the potential impact of this statement.

FASB Staff Position (“FSP”) SFAS 140-4 and FASB Interpretation No. 46R-8 “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” improves the transparency of transfers of financial assets and an enterprise’s involvement with variable interest entities, including qualifying special-purpose entities. This FSP is effective for interim and annual reporting periods ending after December 15, 2008. The adoption of this FSP effective November 1, 2008 did not have a significant impact on the Company’s financial position.

(5) Price risk management assets and liabilities:
Financial instruments formally designated and documented as a hedge of a specific underlying exposure are recorded gross at fair value as “Price risk management assets” and “Price risk management liabilities” on the condensed consolidated balance sheets with changes in fair value reported in other comprehensive income. See additional discussion about price risk management assets and liabilities in Note F – Derivatives.

(6) Income taxes:
Deferred taxes consisted of the following:

	April 30,	July 31,
	2009	2008
Deferred tax assets	$812	$4,065
Deferred tax liabilities	(3,090)	(5,903)

Net deferred tax liability	$(2,278)	$(1,838)

C. Supplemental financial statement information

Inventories consist of the following:

	April 30,	July 31,
	2009	2008
Propane gas and related products	$88,617	$128,776
Appliances, parts and supplies	21,381	23,525

Inventories	$109,998	$152,301

In addition to inventories on hand, the Company enters into contracts primarily to buy propane for supply procurement purposes. Most of these contracts have terms of less than one year and call for payment based on market prices at the date of delivery. All supply procurement fixed price contracts have terms of fewer than 24 months. As of April 30, 2009, the Company had committed, for supply procurement purposes, to take net delivery of approximately 57.8 million gallons of propane at fixed prices.

Other current liabilities consist of the following:

	April 30,	July 31,
	2009	2008
Current portion of long-term debt	$153,078	$2,397
Accrued interest	29,041	19,875
Customer deposits and advances	16,054	25,065
Other	53,893	53,178

Other current liabilities	$252,066	$100,515

D. Accounts and notes receivable, net and accounts receivable securitization

Accounts and notes receivable, net consist of the following:

	April 30,	July 31,
	2009	2008
Accounts receivable	$59,462	$127,975
Note receivable from Ferrellgas Receivables	68,013	—
Retained interest	46,763	22,753
Other	298	330
Less: Allowance for doubtful accounts	(5,602)	(5,977)

Accounts and notes receivable, net	$168,934	$145,081

During April 2009, the Company renewed its accounts receivable securitization facility with JPMorgan Chase Bank, N.A., Falcon Asset Securitization Company, LLC and Fifth Third Bank for an additional 364-day commitment. As part of this renewed facility, the Company transfers a portion of its trade accounts receivable to Ferrellgas Receivables, which finances its acquisition of the trade receivable assets by issuing beneficial interests in (securitizing) the receivables to a commercial paper conduit for proceeds of up to $145.0 million. The Company does not provide any guarantee or similar support to the collectability of these receivables. The Company structured the facility using a wholly-owned, unconsolidated special purpose entity in order to facilitate the transaction while complying with the Company’s various debt covenants. If the covenants are compromised, funding from the facility could be restricted or suspended, or its costs could increase. As a servicer, the Company remits daily to this special purpose entity funds collected on the trade receivables held by Ferrellgas Receivables.

The Company transfers a portion of its trade accounts receivable to Ferrellgas Receivables and retains an interest and a note receivable related to these transferred receivables. As these transferred receivables are subsequently collected, the funding from the accounts receivable securitization facility is reduced. Ferrellgas Receivables recorded the following on its balance sheet:

	April 30,	July 31,
	2009	2008
Trade accounts receivable transferred from the operating partnership	$183,635	$97,333
Note payable to the operating partnership	68,013	—

The Company’s consolidated balance sheet does not include trade accounts receivables transferred, but does include a note receivable from Ferrellgas Receivables which represents expected cash proceeds from the sale of accounts receivable to Ferrellgas Receivables that have not yet been received. As of April 30, 2009, the Company had received proceeds from trade accounts receivable sales of $65.0 million with the ability to receive proceeds of an additional $4.0 million.

The weighted average discount rate used to value the retained interest in the transferred receivables was 3.0% and 4.7% as of April 30, 2009 and July 31, 2008, respectively.

E.	Long-term debt

Long-term debt consists of the following:

	April 30,	July 31,
	2009	2008
Senior notes
Fixed rate, Series D-E, ranging from 7.24% to 7.42% due 2010-2013	$152,000	$204,000
Fixed rate, 8.75%, due 2012, net of unamortized premium of $1,186 and $1,471 at April 30, 2009 and July 31, 2008, respectively	269,186	269,471
Fixed rate, Series C, 8.87%, due 2009	73,000	73,000
Fixed rate, 6.75% due 2014, net of unamortized discount of $26,647 and $518 at April 30, 2009 and July 31, 2008, respectively	423,353	249,482
Credit facility, variable interest rate, expiring 2010 (net of $41.6 million and $125.7 million classified as short-term borrowings at April 30, 2009 and July 31, 2008, respectively)	78,420	235,270
Notes payable, 8.0% weighted average interest rate in 2009 due 2009 to 2016, net of unamortized discount of $1,084 and $1,160 at April 30, 2009 and July 31, 2008, respectively	5,414	5,864
Capital lease obligations	—	29

	1,001,373	1,037,116
Less: current portion, included in other current liabilities on the condensed consolidated balance sheets	153,078	2,397

Long-term debt	$848,295	$1,034,719

On August 1, 2008, the Company made scheduled principal payments of $52.0 million on the 7.12% Series C senior notes using proceeds from borrowings on the unsecured credit facility due 2010.

On August 4, 2008, the Company issued $200.0 million in aggregate principal amount of its 6.75% senior notes due 2014 at an offering price equal to 85% of par.

Unsecured credit facility

On October 15, 2008, the operating partnership executed a second amendment to its Fifth Amended and Restated Credit Agreement due 2010 which increased the letter of credit sublimit from $90.0 million to $200.0 million through February 28, 2009 and to $150.0 million thereafter. The letter of credit sublimit is part of, and not in addition to, the aggregate credit facility commitment. The amendment also requires the operating partnership to cash collateralize any outstanding letter of credit obligations in an amount equal to the pro rata share of any defaulting lender.

On April 20, 2009 the operating partnership terminated the $150.0 million unsecured credit facility due August 1, 2009. In conjunction with this termination the operating partnership paid down the total borrowings outstanding under this facility of $95.0 million using borrowing capacity available under the $448.0 million unsecured credit facility due April 2010.

As of April 30, 2009, the operating partnership had total borrowings outstanding under its unsecured credit facility of $120.0 million. The Company classified $41.6 million of this amount as short-term borrowings since it was used to fund working capital needs that management intends to pay down within the following 12 months. The Company classified the remaining $78.4 million as current portion of long term debt because the unsecured credit facility matures within one year. The Company intents to extend or renew this unsecured credit facility before its maturity date in April 2010. These borrowings have a weighted average interest rate of 2.2%.

As of July 31, 2008, the operating partnership had total borrowings outstanding under its two unsecured credit facilities of $361.0 million. The Company classified $125.7 million of this amount as short-term borrowings since it was used to fund working capital needs that management had intended to pay down within the following 12 months. These borrowings had a weighted average interest rate of 4.72%.

Letters of credit outstanding at April 30, 2009 totaled $76.9 million and were used primarily to secure insurance arrangements, margin calls under certain risk management activities, and to a lesser extent, product purchases. Letters of credit outstanding at July 31, 2008 totaled $42.3 million and were used primarily for insurance arrangements. At April 30, 2009, the Company had available letter of credit capacity of $73.1 million.

As of April 30, 2009, the Company met all the required quarterly financial tests and covenants related to its senior notes and unsecured credit facility.

F. Derivatives

Commodity Price Risk Management

The Company’s risk management activities primarily attempt to mitigate price risks related to the purchase, storage, transport and sale of propane generally in the contract and spot markets from major domestic energy companies on a short-term basis. The Company attempts to mitigate these price risks through the use of financial derivative instruments and forward propane purchase and sales contracts.

The Company’s risk management strategy involves taking positions in the forward or financial markets that are equal and opposite to the Company’s positions in the physical products market in order to minimize the risk of financial loss from an adverse price change. This risk management strategy is successful when its gains or losses in the physical product markets are offset by its losses or gains in the forward or financial markets. These financial derivatives are designated as cash flow hedges.

The Company’s risk management activities include the use of financial derivative instruments including, but not limited to, price swaps, options, futures and basis swaps to seek protection from adverse price movements and to minimize potential losses. The Company enters into these financial derivative instruments directly with third parties in the over-the-counter market and with brokers who are clearing members with the New York Mercantile Exchange. The Company also enters into forward propane purchase and sales contracts with counterparties. These forward contracts qualify for the normal purchase normal sales exception within SFAS 133 and are therefore not recorded prior to settlement on our financial statements.

Cash Flow Hedging Activity

The Company uses financial derivative instruments for risk management purposes to hedge a portion of its exposure to market fluctuations in propane prices. These financial derivative instruments are designated as cash flow hedging instruments, thus the effective portions of changes in the fair value of the financial derivatives are recorded in OCI prior to settlement and are subsequently recognized in the condensed consolidated statements of earnings in “Cost of goods sold – propane and other gas liquids sales” when the forward or forecasted propane sales transaction impacts earnings. The effectiveness of cash flow hedges is evaluated at inception and on an on-going basis. Changes in the fair value of cash flow hedges due to hedge ineffectiveness, if any, are recognized in “Cost of product sold – propane and other gas liquids sales.” During the nine months ended April 30, 2009 and 2008, the Company did not recognize any gain or loss in earnings related to hedge ineffectiveness and did not exclude any component of the financial derivative contract gain or loss from the assessment of hedge effectiveness related to these cash flow hedges.

The fair value of financial derivative instruments are classified gross on the condensed consolidated balance sheets as “Price risk management assets” and “Price risk management liabilities” as follows:

	April 30,	July 31,
	2009	2008
Derivatives – Price risk management assets	$57	$26,086
Derivatives – Price risk management liabilities	33,835	7,337

As of April 30, 2009, the Company had financial derivative contracts covering 1.2 million barrels of propane that were entered into as cash flow hedges of forward and forecasted purchases of propane.

During the nine months ended April 30, 2009 and 2008, the Company neither held nor entered into financial derivative contracts that contained credit risk related contingency features.

In accordance with SFAS 157, the Company determines the fair value of its assets and liabilities subject to fair value measurement by using the highest possible “Level” as defined within SFAS 157. The three levels defined by the SFAS 157 hierarchy are as follows:

•	Level 1 – Quoted prices available in active markets for identical assets or liabilities.

•	Level 2 – Pricing inputs not quoted in active markets but either directly or indirectly observable.

•	Level 3 – Significant inputs to pricing that have little or no transparency with inputs requiring significant management judgment or estimation.

The Company considers over-the-counter derivative instruments entered into directly with third parties as Level 2 valuation since the values of these derivatives are quoted by third party brokers and are on an exchange for similar transactions. The market prices used to value the Company’s derivatives have been determined using independent third party prices, readily available market information, broker quotes, and appropriate valuation techniques.

At April 30, 2009 and July 31, 2008, all derivative assets and liabilities qualified for classification as Level 2 — other observable inputs as defined within SFAS 157. All financial derivatives assets and liabilities were non-trading positions.

G. Contingencies

The Company’s operations are subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane. As a result, at any given time, the Company is threatened with or named as a defendant in various lawsuits arising in the ordinary course of business. Currently, the Company is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that are reasonably expected to have a material adverse effect on the condensed consolidated financial condition of the Company.